Exhibit 99.1

News Release

For Immediate Release November 25, 2003	For Further Information Contact: Arleen Llerandi Director, Investor Relations (407) 822-2989

HUGHES SUPPLY, INC. REPORTS COMPARABLE BRANCH SALES GROWTH OF 3%

THIRD QUARTER EARNINGS OF $0.76 PER DILUTED SHARE

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, Inc., a leading distributor of construction and industrial materials, equipment and supplies, today announced results for its fiscal third quarter 2004 ended October 31, 2003. Revenues for the quarter were $859.5 million, an increase of 7%, compared to $804.0 million in last year’s third quarter. Comparable branch sales increased 3%, the Company’s first positive comparable branch sales growth since the third quarter of fiscal 2001. Sales for the fiscal 2004 third quarter are summarized below ($ in millions):

	Third Quarter		Year-to-date
	FY 2004	FY 2003	FY 2004	FY 2003
Comparable Branch Sales	$770.3	$747.0	$2,245.3	$2,236.2
Acquisitions and Newly-Opened Branches	85.8	49.4	198.3	51.7
Extra Week in First Quarter FY 2003	—	—	—	55.1
Closed/Combined Branches	3.4	7.6	13.8	25.7

Total Revenues	$859.5	$804.0	$2,457.4	$2,368.7

Memo: Comparable Branch “Same-Store” Sales Change	3.1%	(2.4)%	0.4%	(3.5)%

Net income totaled $17.8 million compared to $19.8 million in the prior year’s third quarter. Earnings per diluted share were $0.76 on approximately 23.4 million shares outstanding, compared to $0.84 per diluted share in the prior year quarter.

Revenues for the nine months ended October 31, 2003 were $2,457.4 million compared to $2,368.7 million last year. For the first nine months, net income was $48.3 million versus $50.7 million last year, and earnings per diluted share were $2.07 this year, compared to $2.14 last year. The last fiscal year included an extra week in the first quarter, which increased earnings per diluted share by approximately $0.10.

Revenues

“I am very pleased that this quarter, after eleven quarters of negative comparable branch sales growth, we achieved positive comparable growth of 3%. This is the strongest comparable branch sales performance since the third quarter of fiscal 2001, and at the high end of the guidance range of 1% to 3% we provided last quarter. The strong sales performance was largely a result of an increase in the number of commercial projects, and the dedicated efforts of our associates to pursue sales and work through the backlogs of the second quarter,” said Tom Morgan, President and Chief Executive Officer.

“Our largest segments, Water & Sewer and Plumbing/HVAC, both posted strong comparable branch sales growth of 5%, and our Electrical business reported slightly positive comparable branch sales growth, after nine quarters of negative growth. While I am encouraged by our sales performance this quarter and by the increased bid activity we are seeing across the majority of our businesses, we continue to operate in a highly competitive environment, which is negatively impacting our gross margins. In our attempt to protect our markets and gain market share, gross margins were under pressure. In our view, this is a trend we expect will continue for some time. As the economy continues to strengthen and markets stabilize, and with the help of various initiatives, such as the Eclipse IT platform and our vendor development programs, we believe our gross margins can improve over time.

“As we indicated last quarter, our Industrial PVF business continues to operate in a very difficult market environment. Despite these difficulties, our experienced Industrial PVF team remains focused on pursuing sales opportunities and keeping costs in line, and I am confident they will continue to manage through the various challenges facing that business.

“In addition to the strong sales performance, I am pleased with our asset management efforts and the resulting strong cash flow from operations again this quarter. This quarter’s performance demonstrates everyone’s commitment and focus at Hughes on quarter-to-quarter improvement and execution of our strategy,” stated Morgan.

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented, “This quarter, despite the very competitive environment and its impact on our gross margins, we were able to leverage the good sales growth by keeping expenses in line and improving our ongoing operating expense ratio by 30 basis points. As we reflected in our guidance, our earnings this quarter were negatively impacted by a $2 million accounting charge related to our corporate office relocation, and by the sharp decline in our Industrial PVF business ($4 million gross margin impact). However, our stricter discipline on managing working capital resulted in strong cash flow from operations of $65 million in the third quarter. In addition, our tax rate was helped slightly by a $1 million tax benefit related to our former Mexican operation.”

Segment Revenue Highlights

Beginning this quarter, Hughes has expanded its segment reporting into the following six reportable operating segments and an “All Other” category. Segment level revenues and comparable branch sales growth, on a preliminary basis, for the fiscal 2004 third quarter are summarized below ($ in millions):

	Reported Third Quarter Revenues			Acquisitions/	Comparable
	FY 2004	FY 2003	V%	Closures/Splits	Branch Growth

Water & Sewer	$254.7	$229.3	11%	$15.0	5%

Plumbing/HVAC	206.6	197.1	5%	(0.3)	5%

Utilities	99.1	87.7	13%	16.8	(13)%

Electrical	94.0	93.5	1%	—	1%

Industrial PVF	73.2	78.8	(7)%	—	(7)%

MRO	34.5	31.1	11%	1.6	6%

All Other	97.4	86.5	13%	(0.9)	14%

Total	$859.5	$804.0	7%	$32.2	3%

•	The Water & Sewer segment, which includes the Concrete product line, experienced strong sales this quarter with the release of several private and public projects. In addition to working off backlog from last quarter’s weather-related project delays, Water & Sewer is benefiting from the continued strength in the Florida construction market and a recovery of the Georgia market. Included in this segment are $17 million of revenues generated by Marden Susco, which was acquired by Hughes in August.

•	The Plumbing/HVAC segment is experiencing a substantial increase in large accounts and higher sales to existing customers.

•	The Utilities segment, which now includes Utiliserve revenues in both quarters, experienced strong sales as a result of Hurricane Isabel, offsetting the impact of the loss of a large contract earlier this year. However, comparable branch sales, which do not include the Utiliserve branches, were impacted by the loss of the large contract.

•	The Electrical segment posted its first positive growth since the first quarter of calendar 2001 and is experiencing an increase in sales and bid activity as the commercial construction sector begins to show signs of improvement.

•	The Industrial PVF segment continues to experience lower sales as a result of weak end- market demand in the petro-chemical and power sectors, and the resulting competitive pricing pressures.

•	The MRO segment continues to post strong results, primarily as a result of its focus on securing national accounts.

•	The “All Other” category includes revenues from the Building Materials, Fire Protection, and Mechanical Industrial businesses. Building Materials continues to report strong results as it benefits from private and public sector construction starts, particularly in Florida and the Carolinas.

Fourth Quarter Outlook

“We are encouraged by the increased sales and bid activity in the third quarter and by a number of positive indicators suggesting continued momentum and a good outlook for the remainder of the year. As a result of increased activity, we again expect to deliver positive comparable branch sales growth. While we are cautiously optimistic on revenues, we do have margin and expense challenges in the fourth quarter,” concluded Tom Morgan.

The following are projected targeted ranges for the fourth quarter of fiscal 2004, compared to the year ago quarter:

•	Revenues: $740 million – $755 million, an increase of 6% to 8%, with comparable branch sales up approximately 4% to 6%

•	Net Income: $7.3 million – $8.2 million, flat to an increase of 11%

•	Diluted Earnings per Share: $0.31 – $0.35, flat to an increase of 13%

The following are the annual projections for the fiscal year ending January 30, 2004 (52 weeks), compared to the fiscal year ended 2003 (53 weeks):

•	Revenues: $3.2 billion, an increase of 4% to 5%

•	Net Income: $55.6 million – $56.5 million, a decrease of 3% to 4%

•	Diluted Earnings per Share: $2.38 – $2.42, a decrease of 1% to 3%

Webcast

Hughes Supply will host a webcast conference call at 4:30 p.m. Eastern time on Tuesday, November 25, 2003 to discuss the Company’s third quarter performance and outlook. This conference call can be accessed via the web at: http://www.hughessupply.com by selecting the Investors tab, or via telephone at: 888-455-9641; passcode Hughes; leader Mr. David Bearman. A replay of the conference call will be available on the website until December 25, 2003, or you may dial 800-584-7317; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction and industrial materials, with over 460 locations in 34 states. Headquartered in Orlando, Florida, Hughes Supply employs approximately 7,400 associates and generates annual revenues of over $3 billion. Hughes Supply is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes, you may visit www.hughessupply.com.

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market, fluctuating commodity prices and unexpected product shortages, competition, Hughes Supply’s reliance on key personnel, general economic conditions, success in integrating acquired business units, Hughes Supply’s dependence on credit sales, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	October 31, 2003	Ratio to Sales	November 1, 2002	Ratio to Sales	V%
Net Sales	$859.5		$804.0		7%
Cost of Sales	666.0		615.6

Gross Profit	193.5	22.5%	188.4	23.4%	3%

Operating Expenses:
Selling, general and administrative	154.0		144.4
Depreciation and amortization	5.5		5.1

Total operating expenses	159.5	18.6%	149.5	18.6%	7%

Operating Income	34.0	4.0%	38.9	4.8%	(13)%

Other Income (Expense):
Interest and other income	1.4		2.3
Interest expense	(7.3)		(7.7)

	(5.9)		(5.4)

Income Before Income Taxes	28.1		33.5		(16)%
Income Taxes	10.3		13.7

Net Income	$17.8	2.1%	$19.8	2.5%	(10)%

Earnings Per Share:
Basic	$0.78		$0.85		(8)%

Diluted	$0.76		$0.84		(10)%

Weighted-Average Shares Outstanding:

Basic	22.9		23.3

Diluted	23.4		23.6

Net Sales by Segment:

Water & Sewer	$254.7		$229.3		11%
Plumbing/HVAC	206.6		197.1		5%
Utilities	99.1		87.7		13%
Electrical	94.0		93.5		1%
Industrial PVF	73.2		78.8		(7)%
Maintenance Repair Operations (MRO)	34.5		31.1		11%
All Other	97.4		86.5		13%

Total	$859.5		$804.0		7%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Nine Months Ended
	October 31, 2003	Ratio to Sales	November 1, 2002	Ratio to Sales	V%
Net Sales	$2,457.4		$2,368.7		4%
Cost of Sales	1,904.0		1,818.6

Gross Profit	553.4	22.5%	550.1	23.2%	1%

Operating Expenses:
Selling, general and administrative	441.3		432.2
Depreciation and amortization	15.6		14.9

Total operating expenses	456.9	18.6%	447.1	18.9%	2%

Operating Income	96.5	3.9%	103.0	4.3%	(6)%

Other Income (Expense):
Interest and other income	4.8		6.0
Interest expense	(22.4)		(23.1)

	(17.6)		(17.1)

Income Before Income Taxes	78.9		85.9		(8)%
Income Taxes	30.6		35.2

Net Income	$48.3	2.0%	$50.7	2.1%	(5)%

Earnings Per Share:

Basic	$2.12		$2.18		(3)%

Diluted	$2.07		$2.14		(3)%

Weighted-Average Shares Outstanding:

Basic	22.8		23.2

Diluted	23.3		23.7

Net Sales by Segment:

Water & Sewer	$706.1		$697.7		1%
Plumbing/HVAC	605.9		610.3		(1)%
Utilities	279.5		166.9		67%
Electrical	274.4		291.4		(6)%
Industrial PVF	213.7		240.1		(11)%
Maintenance Repair Operations (MRO)	101.3		94.0		8%
All Other	276.5		268.3		3%

Total	$2,457.4		$2,368.7		4%

Hughes Supply, Inc.

Consolidated Balance Sheets

(unaudited)

(in millions)

	October 31, 2003	January 31, 2003	November 1, 2002
Assets

Current Assets:
Cash and cash equivalents	$2.0	$1.7	$2.3
Accounts receivable, net	497.2	423.1	461.5
Inventories	430.3	438.5	442.9
Deferred income taxes	20.9	19.7	17.6
Other current assets	51.0	48.5	40.5

Total current assets	1,001.4	931.5	964.8

Property and Equipment	173.0	157.8	148.4
Goodwill	336.5	320.1	317.1
Other Assets	30.5	26.9	28.7

Total assets	$1,541.4	$1,436.3	$1,459.0

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$63.7	$63.8	$24.2
Accounts payable	304.7	230.0	248.8
Accrued and compensation and benefits	36.6	43.3	34.5
Other current liabilities	51.4	35.6	44.4

Total current liabilities	456.4	372.7	351.9

Long-Term Debt	353.3	378.1	431.7
Deferred Income Taxes	40.2	34.0	25.6
Other Noncurrent Liabilities	7.5	6.7	6.3

Total liabilities	857.4	791.5	815.5

Shareholders’ Equity:
Common stock	23.9	23.9	23.9
Capital in excess of par value	222.4	222.4	222.4
Retained earnings	457.5	416.7	411.7
Treasury stock and other	(19.8)	(18.2)	(14.5)

Total shareholders’ equity	684.0	644.8	643.5

Total liabilities and shareholders’ equity	$1,541.4	$1,436.3	$1,459.0

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	October 31, 2003	November 1, 2002	October 31, 2003	November 1, 2002
Cash Flows from Operating Activities:
Net income	$17.8	$19.8	$48.3	$50.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	5.5	5.1	15.6	14.9
Deferred income taxes	(9.3)	3.9	5.0	9.6
Other	3.9	3.0	8.6	10.8
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	(17.6)	12.5	(66.5)	(61.7)
Inventories	13.1	5.3	14.7	(16.0)
Other current assets	1.8	(6.5)	(2.3)	17.4
Other assets	(0.2)	(0.1)	(1.9)	—
Accounts payable	37.7	(7.4)	81.9	53.3
Accrued compensation and benefits	0.3	0.1	(9.9)	1.0
Other current liabilities	12.1	3.4	13.3	9.5
Other noncurrent liabilities	0.2	—	0.8	0.2

Net cash provided by operating activities	65.3	39.1	107.6	89.7

Cash Flows from Investing Activities:
Capital expenditures	(4.4)	(5.0)	(12.4)	(13.4)
Proceeds from sale of property and equipment	1.1	0.2	1.5	3.7
Business acquisitions, net of cash	(17.8)	(33.4)	(17.8)	(33.4)

Net cash used in investing activities	(21.1)	(38.2)	(28.7)	(43.1)

Cash Flows from Financing Activities:
Net (payments) borrowings under short-term debt arrangements	(16.8)	76.3	(34.3)	34.6
Principal payments on other debt	(6.9)	(54.0)	(16.2)	(60.7)
Purchase of treasury shares	—	(2.8)	(6.0)	(2.8)
Dividends paid	(2.4)	(2.1)	(7.1)	(6.1)
Other	(19.9)	(19.3)	(15.0)	(16.1)

Net cash used in financing activities	(46.0)	(1.9)	(78.6)	(51.1)

Net (Decrease) Increase in Cash and Cash Equivalents	(1.8)	(1.0)	0.3	(4.5)
Cash and Cash Equivalents, Beginning of Period	3.8	3.3	1.7	6.8

Cash and Cash Equivalents, End of Period	$2.0	$2.3	$2.0	$2.3

Hughes Supply, Inc.

Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures

(in millions except per share data and ratios)

(unaudited)

While Hughes Supply, Inc. (the “Company”) reports its results of operations using generally accepted accounting principles (“GAAP”), certain non-GAAP financial measures may be used to reflect operational performance. The reconciliations below provide the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. Such non-GAAP financial measures have been disclosed by the Company, either orally or in written form, in connection with the Company’s third quarter fiscal year 2004 earnings release and conference call held on November 25, 2003.

Diluted Earnings per Share (“EPS”) Excluding the Extra Week (1)

Diluted EPS excluding the impact of the extra week included in the first quarter of fiscal 2003 is computed as follows:

	Nine Months Ended		Variance
	October 31, 2003	November 1, 2002	$	Percent
Net income	$48.3	$50.7
Less: Additional week, net of tax	—	(2.3)

Adjusted net income	$48.3	$48.4	$(0.1)	(0.2)%

Diluted earnings per share	$2.07	$2.14
Less: Additional week, net of tax	—	(0.10)

Diluted EPS excluding the extra week	$2.07	$2.04	$0.03	1%

Diluted weighted-average shares	23.3	23.7

Ongoing Operating Expense Ratio (2)

	Three Months Ended		Percentage of Net Sales
	October 31, 2003	November 1, 2002	October 31, 2003	November 1, 2002	Basis Points
Operating expenses	$159.5	$149.5	18.6%	18.6%	—
Less: accounting charge related to corporate office relocation	(2.0)	—	(0.3)%	—	—

Adjusted operating expenses	$157.5	$149.5	18.3%	18.6%	(30)

Net Sales	$859.5	$804.0

(1)	Due to the significant change in net income resulting from the additional week included in the first quarter of fiscal 2003 , the Company uses this non-GAAP financial measure to evaluate year-over-year operating performance.

(2)	Although the Company’s ongoing operating ratio should not be used as a substitute for the Company’s reported GAAP results, the Company uses this non-GAAP measure to highlight the significance of the accounting charge related to its corporate office relocation.

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